PURCHASE AND SALE CONTRACT

This Purchase and Sale Contract is made and entered into this date April 2nd,2015 (DATE) by and between YICHUANG INDUSTRY LIMITED at DaShen industrial park,JiuJiangtown,NanHai district,FoShan city, Guangdong province ,China ("Seller") and Asset Solutions inc, at 5 Garbary, Gdansk, Poland 80327 ("Buyer").

RECITALS:

A. Seller owns certain products.

B. Buyer desires to purchase these products.

C. The parties mutually desire to enter into this Purchase and Sale Contract for the expressed purpose of the foregoing.

AGREEMENT:

1. Consideration: Buyer shall pay Seller the sum as may be agreed upon in writing by the parties (the "Closing Date" or "Closing") The effective date of the transfer of the Assets (goods) (as defined below) shall also be the Closing Date.

2 Assets. Subject to the terms and conditions of this Purchase and Sale Contract, Seller agrees to sell and convey to Buyer and Buyer agrees to purchase, accept and pay for the Assets (as defined below).

3. Representations and Warranties of Seller

(a) Existence. Seller is a corporation duly formed, validly existing and in good standing .

(b) Power. Seller has the power to enter into and perform this Purchase and Sale Contract and the transactions contemplated by this Purchase and Sale Contract.

(c) Authorization and Enforceability. The execution, delivery and performance of this Purchase and Sale Contract, and the transaction contemplated hereby, have been duly and validly authorized by all necessary action on the part of Seller.

(d) Claims, Litigation and Title. There are no claims, actions, suits or proceedings pending or threatened against Seller which, if determined adversely to Seller, would have a material adverse affect on the Assets or which would materially and adversely affect Seller's ability to perform its obligations under this Purchase and Sale Contract.

(e) Consents and Preferential Rights. All required notices in respect of consents to assignment and preferential rights to purchase relating to the Assets have been obtained by Seller.

(f) Environmental Laws. The Assets and related operations are not subject to any existing or threatened suit, investigation, or proceeding related to any obligation under any Environmental Law.

4. Personal Property: This sale shall include all fixtures such as written up in future Purchase Orders and Invoices.

Sign: Bliss
2015. 4.2

5. Further Assurances: The parties agree to cooperate as reasonably requested by any other party to effectuate the assignments and intent contained herein. Such cooperation includes the execution of documents required by governmental agencies and/or third parties to effectuate any of the foregoing.

6. Governing Law: THE PARTIES EACH IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY PROCEEDINGS OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT AND FURTHER AGREE NOT TO PLEAD OR CLAIM ANY RIGHTS TO A TRIAL BY JURY IN SUCH PROCEEDING.

7. Entire Agreement: This Agreement constitutes the entire agreement of the Parties relative to the subject matter contained herein, and there are no oral or other representations or warranties connected with the subject matter hereof. This Agreement supersedes all prior agreements between the Parties relating to the subject matter contained herein.

8. Payment terms: 30% deposit before production and balance payment to be paid before shipment

"BUYER"

"SELLER" Bliss
2015.4.2